Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

HOOKER FURNISHINGS CORPORATION

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, with no par value	Rules 457(c) and 457(h)	1,270,432	$16.30	$20,708,041.60	0.00014760	$3,056.51

Total Offering Amounts					$ 20,708,041.60		$3,056.51

Total Fee Offsets							—

Net Fee Due							$3,056.51

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also such indeterminable number of additional shares of Common Stock of Hooker Furnishings Corporation (the “Registrant”) that may become issuable under the 2024 Amendment and Restatement of the Hooker Furnishings Corporation Stock Incentive Plan to prevent dilution in the event of a reorganization, reclassification, stock split, dividend or distribution, or any similar transaction.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the Registrant’s Common Stock on May 29, 2024, as reported on the Nasdaq stock market.

Table 2: Fee Offset Claims and Sources

N/A